EXHIBIT 99.1

Yelp Reports Fourth Quarter and Full Year 2019 Financial Results

Net Revenue Grew 8% in 2019 Year-Over-Year to $1 Billion, and Grew 10% in Q4 Compared to Prior Year
Net Income of $41 Million Compared to $55 Million in 2018, Reflecting Higher Income Taxes in 2019
Adjusted EBITDA Margin Expanded to 21% in 2019, Up From 19% in 2018
Board Authorized $250 Million Increase to Stock Repurchase Program
David Schwarzbach to join as Chief Financial Officer
Christine Barone to join Board of Directors

SAN FRANCISCO--(BUSINESS WIRE)--February 13, 2020--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the fourth quarter and full year ended December 31, 2019 in the Q4 2019 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“2019 marked a pivotal year for Yelp as we embarked on an ambitious, multi-year business transformation plan,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “We are pleased to have reaccelerated revenue growth in the second half of 2019, while also increasing adjusted EBITDA margin year-over-year. We ended the year with double-digit revenue growth in the fourth quarter and that momentum has continued into 2020, giving us confidence in our ability to achieve our long-term financial targets.”

Financial Highlights & Business Outlook

•Net revenue was $269 million, up 10% from the fourth quarter of 2018, a one percentage point increase from the third quarter’s growth rate. Greater-than-expected seasonal reductions by small- and medium-sized business customers resulted in reported growth slightly below our outlook for the quarter; this seasonal activity reversed in January, when our non-term advertising business saw record monthly advertiser acquisitions and budget retention
•Net income was $17 million, or $0.24 per diluted share, compared to $32 million, or $0.37 per diluted share, in the fourth quarter of 2018, reflecting higher income taxes in the fourth quarter of 2019 and a valuation allowance release in the fourth quarter of 2018
•Adjusted EBITDA1 grew to $61 million, an increase of $8 million, or 15%, compared to the fourth quarter of 2018. Adjusted EBITDA margin increased one percentage point to 23% compared to the fourth quarter of 2018
•Cash provided by operating activities was $56 million for the fourth quarter of 2019, and we ended the fourth quarter with cash, cash equivalents and marketable securities of $466 million
•We repurchased a total of 14 million shares in 2019 at an aggregate cost of $481 million, which drove a 12% reduction of our diluted shares outstanding since the start of the year
•We expect to accelerate revenue growth and expand margins again in 2020. Specifically, we expect Net revenue to grow 10-12% compared to 2019, with Adjusted EBITDA margin increasing by 1-2 percentage points compared to 2019
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1 Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

Board and Leadership Announcements

•The Board authorized a $250 million addition to Yelp’s stock repurchase program. Since initiating the program in August 2017, the Board has authorized the return of nearly $1 billion of capital to Yelp shareholders
•David Schwarzbach appointed Chief Financial Officer. Mr. Schwarzbach joins Yelp from Optimizely, where he served as Chief Operating Officer and Chief Financial Officer. He is a seasoned finance expert who brings extensive experience in driving growth at consumer data and marketplace companies.
•Christine Barone, Chief Executive Officer of True Food Kitchen, appointed to Yelp’s Board of Directors. As a leader in the food and restaurant industry, Ms. Barone brings to Yelp’s Board valuable and complementary skills and expertise, and shares our commitment to development and innovation. She replaces Mariam Naficy, who stepped down as a Director of the Yelp Board. Ms. Barone will serve as a member of the Nominating and Corporate Governance Committee

Quarterly Conference Call

Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the fourth quarter and full year 2019 financial results and its Business Outlook for the first quarter and full year 2020. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including expectations of net revenue and Adjusted EBITDA growth in 2020 and Yelp’s confidence in its potential to achieve its long-term financial targets, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to, Yelp’s:
•limited operating history in an evolving industry;
•ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses;
•ability to generate and maintain sufficient high-quality content from its users; and
•ability to maintain and expand its base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their advertising campaigns at any time.

Investor Relations Contact

Kate Krieger
ir@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$170,281	$332,764
Short-term marketable securities	242,000	423,096
Accounts receivable, net	106,832	87,305
Prepaid expenses and other current assets	14,196	17,104
Total current assets	533,309	860,269
Long-term marketable securities	53,499	—
Property, equipment and software, net	110,949	114,800
Operating lease right-of-use assets	197,866	—
Goodwill	104,589	105,620
Intangibles, net	10,082	13,359
Restricted cash	22,037	22,071
Other non-current assets	38,369	59,444
Total assets	$1,070,700	$1,175,563

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$72,333	$61,062
Operating lease liabilities — current	57,507	—
Deferred revenue	4,315	3,843
Total current liabilities	134,155	64,905
Operating lease liabilities — long-term	174,756	—
Other long-term liabilities	6,798	35,140
Total liabilities	315,709	100,045

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,259,803	1,139,462
Accumulated other comprehensive loss	(11,759)	(11,021)
Accumulated deficit	(493,053)	(52,923)
Total stockholders’ equity	754,991	1,075,518
Total liabilities and stockholders’ equity	$1,070,700	$1,175,563

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net revenue	$268,823	$243,740	$1,014,194	$942,773

Costs and expenses:
Cost of revenue(1)	16,656	14,255	62,410	57,872
Sales and marketing(1)	126,370	121,256	500,386	483,309
Product development(1)	61,138	54,273	230,440	212,319
General and administrative(1)	34,164	29,677	136,091	120,569
Depreciation and amortization	12,849	11,557	49,356	42,807
Total costs and expenses	251,177	231,018	978,683	916,876
Income from operations	17,646	12,722	35,511	25,897
Other income, net	2,611	4,160	14,256	14,109
Income before income taxes	20,257	16,882	49,767	40,006
Provision for (benefit from) income taxes	3,105	(15,064)	8,886	(15,344)
Net income attributable to common stockholders	$17,152	$31,946	$40,881	$55,350

Net income per share attributable to common stockholders
Basic	$0.24	$0.39	$0.55	$0.66
Diluted	$0.24	$0.37	$0.52	$0.62

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	70,627	82,706	74,627	83,573
Diluted	72,987	86,287	77,969	88,709

(1) Includes stock-based compensation expense as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cost of revenue	$1,119	$1,227	$4,535	$4,572
Sales and marketing	7,524	7,265	30,668	30,779
Product development	16,861	15,004	63,433	56,882
General and administrative	5,001	5,157	22,876	22,153
Total stock-based compensation	$30,505	$28,653	$121,512	$114,386

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Operating Activities
Net income	$40,881	$55,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,356	42,807
Provision for doubtful accounts	22,543	24,515
Stock-based compensation	121,512	114,386
Noncash lease cost	41,365	—
Deferred income taxes	(2,799)	(15,469)
Other adjustments, net	(2,997)	(722)
Changes in operating assets and liabilities:
Accounts receivable	(42,070)	(35,664)
Prepaid expenses and other assets	(1,349)	(5,192)
Operating lease liabilities	(41,808)	—
Accounts payable, accrued liabilities and other liabilities	20,148	(19,824)
Net cash provided by operating activities	204,782	160,187

Investing Activities
Purchases of marketable securities	(541,451)	(751,237)
Maturities of marketable securities	674,097	613,700
Sale of investment prior to maturity	—	17,895
Release of escrow deposit	28,750	—
Purchases of property, equipment and software	(37,522)	(44,972)
Other investing activities	461	245
Net cash provided by (used in) investing activities	124,335	(164,369)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	32,263	29,779
Taxes paid related to the net share settlement of equity awards	(42,771)	(50,144)
Repurchases of common stock	(481,011)	(187,382)
Net cash used in financing activities	(491,519)	(207,747)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(115)	360

Change in cash, cash equivalents and restricted cash	(162,517)	(211,569)
Cash, cash equivalents and restricted cash — Beginning of period	354,835	566,404
Cash, cash equivalents and restricted cash — End of period	$192,318	$354,835

Non-GAAP Financial Measures

This press release and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define EBITDA as net income, adjusted to exclude: provision for (benefit from) income taxes; other income, net; and depreciation and amortization.

We define Adjusted EBITDA as net income, adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items. For the full year 2019, these other income and expense items consisted of certain fees related to shareholder activism. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp’s annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported under GAAP. In particular, EBITDA and adjusted EBITDA should not be viewed as substitutes for, or superior to, net income prepared in accordace with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•EBITDA and Adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not take into account any costs that management determines are not indicative of ongoing operating performance, such as restructuring and integration costs or fees related to shareholder activism; and
•other companies, including those in Yelp’s industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and Yelp’s other GAAP results.

The following is a reconciliation of net income — the most directly comparable GAAP financial measure in each case — to EBITDA and Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$17,152	$31,946	$40,881	$55,350
Provision for (benefit from) income taxes	3,105	(15,064)	8,886	(15,344)
Other income, net	(2,611)	(4,160)	(14,256)	(14,109)
Depreciation and amortization	12,849	11,557	49,356	42,807
EBITDA	30,495	24,279	84,867	68,704
Stock-based compensation	30,505	28,653	121,512	114,386
Fees related to shareholder activism(1)	—	—	7,116	—
Adjusted EBITDA	$61,000	$52,932	$213,495	$183,090

Net revenue	$268,823	$243,740	$1,014,194	$942,773
Adjusted EBITDA margin	23%	22%	21%	19%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.